Exhibit 28(d)(1)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, made the 1st day of May, 2012, by and between Securian Funds Trust., a Delaware Statutory Trust (the “Trust”) and Advantus Capital Management, Inc., a Minnesota corporation (“Adviser”);

WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company registered as such under the Investment Company Act of 1940 (the “Investment Company Act”) and offers for sale distinct series of shares of common stock (each a “Fund”), each of which Funds pursues its investment objectives through separate policies;

WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, the Trust desires and intends to have one or more investment advisers (“Sub-Advisers”) provide investment advisory and portfolio management services with respect to the Funds other than those Funds managed by the Adviser; and

WHEREAS, the Trust desires to appoint the Adviser to provide investment advisory and management services to the Trust and each Fund as now exists and as hereafter may be established in the manner and on the terms hereinafter set forth, and the Adviser is willing to furnish such services.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties do hereby agree as follows:

Section	1. Appointment of Adviser

The Trust appoints the Adviser to act as the investment adviser to and manager of the Trust and the Funds, to manage the investment and reinvestment of the assets of those Funds and to administer each Fund’s affairs subject to the supervision of the Board of Trustees of the Trust on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement.

The Adviser will for all purposes provided in this Agreement be deemed to be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust, unless otherwise expressly provided or authorized either in this Agreement or in another writing by the Trust. The Trust retains the ultimate responsibility and authority for direction and control of the services provided by the Adviser pursuant to this Agreement.

Section	2. Duties of the Adviser

The investment of the assets of the Trust shall at all times be subject to the applicable provisions of the Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Trust and shall conform to the investment objectives, policies and restrictions of the Trust as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Trust. Within the framework of the investment objectives, policies and restrictions of the Trust the Adviser shall have the sole and exclusive responsibility for the management of the Trust’s several Funds and the making and execution of all investment decisions for the Trust and those Funds which the Adviser manages directly.

In carrying out its obligations to manage the investments and reinvestments of the assets of the Funds of the Trust, the Adviser shall: (1) obtain and evaluate pertinent economic, statistical,

financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Trust’s Funds or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for each Fund consistent with the investment objective and related investment policies for each such Fund as set forth in the Trust’s registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment programs by purchase and sale of securities including the placing of orders for such purchases and sales.

The Adviser shall report to the Board of Trustees of the Trust regularly at such times and in such detail as the Board may from time to time determine to be appropriate in order to permit the Board to determine the adherence of the Adviser to the investment objectives, policies and restrictions of the Trust and of each of its Funds.

The Adviser shall, at its own expense, furnish the Trust office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust. The Adviser shall arrange for officers or employees of the Adviser to serve without compensation from the Trust as trustees, officers or employees of the Trust if duly elected or appointed to such positions by the shareholders, trustees or officers of the Trust.

The Adviser shall maintain all records necessary in the operation of the Trust including records pertaining to its shareholders and investments. The Adviser hereby acknowledges that all such records are the property of the Trust, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly and at its own cost, take all steps necessary to segregate such records and deliver them to the Trust.

Section	3. Compensation for Services

In payment for the investment advisory services to be rendered by the Adviser hereunder, the Trust shall pay to the Adviser as full compensation for all services hereunder a fee computed separately for each Fund at an annual rate, as set forth in Schedule A to this Agreement.

The amount of the fees as set forth in Schedule A hereto will be deducted on each business day from the value of each Fund of the Trust prior to determining the Fund’s net asset value for the day and it shall be transmitted or credited to the Adviser. The fee shall be based on the net asset values of all of the issued and outstanding shares of such Fund of the Trust as determined as of the close of each business day pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust.

Section	4. Use of Sub-Adviser

(a) Subject to the supervision and direction of the Board of Trustees, the Adviser will provide to the Trust investment management evaluation services with respect to certain Funds principally by performing initial review of prospective Sub-Advisers for those Funds and supervising and monitoring Sub-Adviser performance thereafter. The Adviser agrees to report to the Trust the results of its evaluation, supervision and monitoring functions and to keep certain books and records of the Trust in connection therewith. The Adviser further agrees to communicate performance expectations and evaluations to the Sub-Advisers, and to recommend to the Trust whether agreements with Sub-Advisers should be renewed, modified or terminated.

(b) The Adviser is responsible for informing the Sub-Advisers of the investment objective(s), policies and restrictions of the Fund(s) for which the Sub-Adviser is responsible, for informing or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Adviser with respect to the Fund(s) for which the Sub-Adviser is responsible, and is not responsible for the specific actions (or inactions) of a Sub-Adviser in the performance of the duties assigned to it.

(c) The Adviser shall enter into an agreement(s) (“Sub-Advisory Agreement”) with one or more Sub-Advisers for each Fund which the Adviser does not manage directly. The Sub-Advisory Agreement between the Adviser and any Sub-Adviser shall be subject to the approval of the Trust’s Board of Trustees.

(d) The Adviser shall be responsible for the fees payable to and shall pay the Sub-Adviser of each Fund the fee as specified in the Sub-Advisory Agreement relating thereto.

Section	5. Allocation of Expenses

In addition to the fee described in Section 3 hereof, the Trust shall pay all its costs and expenses which are not assumed by the Adviser. These Trust expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Trust including, among others, interest, taxes, brokerage fees and commissions, fees of the trustees who are not employees of the Adviser or any of its affiliates, expenses of the trustees’ and shareholders’ meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, association membership dues, charges of custodians, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

Each Fund will bear all expenses that may be incurred with respect to its individual operation, including but not limited to transaction expenses, advisory fees, brokerage, interest, taxes and the charges of the custodian. The Trust will pay all other expenses not attributable to a specific Fund, but those expenses will be allocated among the Funds on the basis of the size of their respective net assets unless otherwise allocated by the Board of Trustees of the Trust.

Section	6. Freedom to Deal with Third Parties

The Adviser shall be free to render services to others, including other investment companies, similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder. It is understood and agreed that the officers, directors and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or employees of any other firm or corporation, including other investment companies.

Section	7. Conflicts of Interest

It is understood that trustees, officers, agents and stockholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as trustees, officers, stockholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser, or by specific provision of applicable law.

Section	8. Regulation

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

Section	9. Effective Date, Duration and Termination of Agreement

This Agreement shall become effective upon its approval by the Shareholders of the capital stock of each Fund, which shall be the date of its execution first above written. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of a Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required Shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to a Fund if a majority of the outstanding voting securities (as defined in Rule 18f-2(h) under the Investment Company Act) of capital stock of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of the Trust.

If the Shareholders of capital stock of any Fund to which this Agreement relates fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to such Fund pending the required approval of the Agreement or its continuance, of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Fund or the amount it would have received under the Agreement in respect of the Fund, whichever is less.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of a Fund or by the Adviser, on sixty days’ written notice to the other party. This Agreement will automatically terminate in the event of its assignment (as defined in the Investment Company Act).

Section	10. Amendments to the Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund to which this Agreement relates if a majority of the outstanding voting securities of the capital stock of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of the Trust. Notwithstanding the foregoing, this Agreement may be amended without shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act.

Section	11. Notice of Information

Each party hereto shall advise the others promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of the Trust, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or prospectus in order to make the statements therein not misleading.

Section	12. Entire Agreement

This Agreement contains the entire understanding and agreement of the parties.

Section	13. Headings

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section	14 Receipt of Notices

Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notice.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Securian Funds Trust

By	/s/ David M. Kuplic
David M. Kuplic
President

Advantus Capital Management, Inc.

By	/s/ Robert G. Diedrich
Its: Vice President

Schedule A

(as amended April 22, 2014)

to the

Investment Advisory Agreement

dated

May 1, 2012

As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Fund shall pay the Adviser an annual fee based on the average daily net asset value of the respective Fund in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:

Fund	Fee Rate
Advantus Bond Fund	0.40% of assets to $1 billion;
0.35% of assets exceeding $1 billion

Advantus Money Market Fund	0.30% of assets to $1 billion;
0.25% of assets exceeding $1 billion

Advantus Mortgage Securities Fund	0.40% of assets to $1 billion;
0.35% of assets exceeding $1 billion

Advantus Index 500 Fund	0.15% of assets to $1 billion;
0.10% of assets exceeding $1 billion

Advantus International Bond Fund	0.60% of assets to $1 billion;
0.55% of assets exceeding $1 billion

Advantus Index 400 Mid-Cap Fund	0.15% of assets to $1 billion;
0.10% of assets exceeding $1 billion

Advantus Real Estate Securities Fund	0.70% of assets to $1 billion;
0.65% of assets exceeding $1 billion

Advantus Managed Volatility Fund	0.65% of assets

Ivy Growth Fund*	0.67% of assets to $500 million; and
0.625% of next $300 million of assets; and
0.60% of next $200 million of assets; and
0.50% of assets exceeding $1 billion

Ivy Small Cap Growth Fund*	0.85% of assets to $1 billion; and
0.80% of next $2 billion of assets; and
0.76% of assets exceeding $3 billion

Pyramis Core Equity Fund*	0.65% of all assets

T. Rowe Price Value Fund*	0.67% of assets to $1 billion; and
0.65% of next $1.5 billion of assets; and
0.60% of assets exceeding $2.5 billion

* Effective as of May 1, 2014.